Exhibit 99.1

Contact:	Kim Chase
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended June 30, 2018

MILWAUKEE— July 20, 2018 — Sensient Technologies Corporation (NYSE: SXT) reported earnings per share of 92 cents in the second quarter of 2018 compared to 69 cents in the second quarter of 2017.  Revenue was $363.0 million in this year’s second quarter compared to $338.5 million in last year’s second quarter.  Operating income was $52.2 million in the second quarter of 2018 and $44.4 million in last year’s second quarter.

For the six months ended June 30, 2018 and 2017, earnings per share were $1.81 and 99 cents, respectively. Revenue was $719.5 million for the first six months of 2018 and $679.9 million for the first six months of 2017. Operating income was $107.9 million and $68.4 million in the first six months of 2018 and 2017, respectively.

As previously disclosed, the Company completed its restructuring activities in 2017 and did not incur any restructuring or other costs in the first six months of 2018.  Therefore, no adjustments were made to the GAAP results in the first six months of 2018.  Any reference to “adjusted results” refers to the results in the comparable period in 2017.  The 2017 reported results include restructuring and other costs, which are described in more detail under “Reconciliation of Non-GAAP Amounts” below.  Restructuring and other costs reduced 2017 second quarter operating income by $7.9 million ($7.6 million after-tax or 17 cents per share) and operating income for the first six months of 2017 by $39.2 million ($31.1 million after-tax or 70 cents per share).

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Sensient Technologies Corporation	Page 2
Earnings Release – Quarter Ended June 30, 2018
July 20, 2018

The adjusted results, discussed below, eliminate the impact of the restructuring and other costs in last year’s results, and enhance the overall understanding of the Company’s performance when viewed together with our GAAP results.  Refer to “Reconciliation of Non-GAAP Amounts” below.  Sensient’s earnings per share increased approximately 6% to 92 cents in this year’s second quarter, compared to adjusted earnings per share of 87 cents in the comparable period last year.  Second quarter operating income was $52.2 million, compared to adjusted operating income of $52.3 million reported in last year’s second quarter. Foreign currency translation increased revenue, operating income, and earnings per share by approximately 1% compared to the adjusted results in 2017.

For the six months ended June 30, 2018 earnings per share were $1.81 and operating income was $107.9 million, which compares to adjusted earnings per share of $1.69 and adjusted operating income of $107.6 million for the six months ended June 30, 2017. Foreign currency translation increased revenue, operating income, and earnings per share by approximately 3% compared to the adjusted results in 2017.

BUSINESS REVIEW

The Color Group reported revenue of $144.3 million in the quarter, an increase of approximately 9% over last year’s second quarter revenue of $132.9 million. Segment operating income increased approximately 7% to $31.1 million in the quarter from $29.1 million in last year’s comparable quarter. Foreign currency translation increased quarterly revenue and operating income by approximately 1% and 2%, respectively. The Group’s performance was driven by continued strong demand for cosmetics and natural food colors.

For the first six months of 2018, the Color Group reported revenue of $291.5 million compared to $267.0 million in the first six months of 2017, an increase of approximately 9%. Operating income increased by approximately 9% to $64.8 million in the first six months of 2018 from $59.3 million in the first six months of 2017. Foreign currency translation increased both revenue and operating income in the first six months of 2018 by approximately 4%.

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Sensient Technologies Corporation	Page 3
Earnings Release – Quarter Ended June 30, 2018
July 20, 2018

The Flavors & Fragrances Group reported revenue of $198.7 million in the quarter, an increase of approximately 7% over last year’s second quarter revenue of $185.6 million. Segment operating income was $24.0 million in this year’s second quarter and $28.5 million in last year’s second quarter. Foreign currency translation increased revenue by approximately 2% in the quarter and had minimal impact on operating income in the quarter. The Group’s lower profit was a result of higher onion costs, lower onion pricing, lower volumes at the production site affected by last year’s plant consolidation, and ongoing market declines in several key dairy categories.  The North American Savory, Latin America, Fragrances, BioNutrients, and European Sweet & Beverage businesses all delivered strong revenue growth in the quarter.

For the first six months of 2018, the Flavors & Fragrances Group reported revenue of $387.0 million compared to $372.4 million in the first six months of 2017, an increase of approximately 4%. Operating income was $49.3 million and $57.3 million for the first six months of 2018 and 2017, respectively. Foreign currency translation increased revenue by approximately 3% and operating income by approximately 1% in the first six months of 2018.

The Asia Pacific Group reported revenue of $30.5 million in the current quarter, an increase of approximately 5% compared to $28.9 million in last year’s comparable quarter. Operating income increased by approximately 21% to $4.6 million in the current quarter compared to $3.8 million reported in last year’s quarter. Revenue for the first six months of 2018 was $60.8 million compared to $58.6 million in the first six months of 2017, an increase of approximately 4%. Operating income increased 6% in the first six months of 2018 to $9.5 million from $9.0 million reported in the first six months of 2017. Foreign currency translation increased revenue by approximately 3% and operating income by approximately 5% in first six months of 2018.

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Sensient Technologies Corporation	Page 4
Earnings Release – Quarter Ended June 30, 2018
July 20, 2018

Corporate & Other reported operating costs of $7.6 million in the quarter and $17.0 million in last year’s second quarter. Operating costs for the first six months of 2018 were $15.8 million compared to $57.1 million in the first six months of 2017. Last year’s results in the second quarter and year-to-date period include $7.9 million and $39.2 million, respectively, of restructuring and other costs. The lower costs this year are primarily a result of lower restructuring and other costs, and lower performance based executive compensation.

2018 OUTLOOK

“Sensient delivered solid results in the second quarter, with revenue growth in each of the Company’s reporting segments,” said Paul Manning, Chairman, President and CEO of Sensient Technologies Corporation. “Color had another strong quarter driven by strong demand for cosmetic ingredients and natural food colors, and Flavors & Fragrances performance was in line with my expectations. I remain very optimistic about the Company’s future.”

The U.S. dollar has strengthened since the Company issued its previous earnings guidance, and the Company is updating its 2018 earnings guidance, primarily to reflect the impact of foreign currency. Sensient now expects earnings per share for 2018 to be between $3.60 and $3.70. The Company’s previous guidance had been between $3.70 and $3.80.

CONFERENCE CALL

The Company will host a conference call to discuss its 2018 second quarter financial results at 9:00 a.m. CDT on Friday, July 20, 2018.  To participate in the conference call, please contact InterCall Teleconferencing at (888) 818-9025 and refer to conference identification number 9465338.  A webcast of the conference call will be available on the Investor Information section of the Company’s web site at www.sensient.com.

A replay will be available beginning at 1:00 p.m. CDT on July 20, 2018, through midnight on July 27, 2018, by calling (404) 537-3406 and referring to conference identification number 9465338.  A transcript of the call will be posted on the Company’s web site at www.sensient.com after the call concludes.

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Sensient Technologies Corporation	Page 5
Earnings Release – Quarter Ended June 30, 2018
July 20, 2018

This release contains statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following: the pace and nature of new product introductions by the Company and the Company’s customers; the Company's ability to successfully implement its strategy to create sustainable, long-term shareholder value; the Company’s ability to successfully implement its growth strategies; the outcome of the Company’s various productivity-improvement and cost-reduction efforts; the effectiveness of the Company’s past restructuring activities; changes in costs or availability of raw materials, including energy; industry and economic factors related to the Company’s domestic and international business; growth in markets for products in which the Company competes; industry and customer acceptance of price increases; actions by competitors, including increased intensity of competition; the loss of any customers in certain product lines in which our sales are made to a relatively small number of customers; product liability claims or product recalls; the costs of compliance, or failure to comply, with laws and regulations applicable to our industries and markets; changing consumer preferences and changing technologies; currency exchange rate fluctuations; estimates related to the Tax Cuts and Jobs Act and its effects on our results; and failure to complete and integrate future acquisitions or dispositions. The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations. This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Except to the extent required by applicable laws, the Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information regarding these risks can be found in our most recent Annual Report on Form 10-K and subsequent reports that we file with the SEC.

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Sensient Technologies Corporation	Page 6
Earnings Release – Quarter Ended June 30, 2018
July 20, 2018

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 7
(In thousands, except percentages and per share amounts)
(Unaudited)

Consolidated Statements of Earnings	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change

Revenue	$363,041	$338,475	7.3%	$719,518	$679,872	5.8%

Cost of products sold	241,571	219,250	10.2%	474,977	439,702	8.0%
Selling and administrative expenses	69,289	74,845	-7.4%	136,679	171,753	-20.4%

Operating income	52,181	44,380	17.6%	107,862	68,417	57.7%
Interest expense	5,555	4,717		11,110	9,528

Earnings before income taxes	46,626	39,663		96,752	58,889
Income taxes	7,503	8,889		19,435	14,923

Net earnings	$39,123	$30,774	27.1%	$77,317	$43,966	75.9%

Earnings per share of common stock:
Basic	$0.93	$0.70		$1.82	$1.00

Diluted	$0.92	$0.69		$1.81	$0.99

Average common shares outstanding:
Basic	42,281	44,023		42,578	44,112

Diluted	42,371	44,290		42,701	44,384

Reconciliation of Non-GAAP Amounts

The Company did not incur any restructuring or other costs for the three and six months ended June 30, 2018. The Company's results for the three and six months ended June 30, 2017, included pre-tax restructuring and other costs of $7.9 million ($7.6 million after-tax or $0.17 per share) and $39.2 million ($31.1 million after-tax or $0.70 per share), respectively. The restructuring costs related to eliminating underperforming operations, consolidating manufacturing facilities and improving efficiencies within the Company.  The other costs in 2017 related to the completed sale of a facility and certain related business lines within the Flavors & Fragrances segment in Strasbourg, France.

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% Change	2018	2017	% Change
Operating income (GAAP)	$52,181	$44,380	17.6%	$107,862	$68,417	57.7%
Restructuring - Cost of products sold	-	-		-	342
Restructuring - Selling and administrative	-	7,415		-	27,285
Other - Selling and administrative	-	494		-	11,541
Adjusted operating income	$52,181	$52,289	-0.2%	$107,862	$107,585	0.3%

Net earnings (GAAP)	$39,123	$30,774	27.1%	$77,317	$43,966	75.9%
Restructuring and other, before tax	-	7,909		-	39,168
Tax impact of restructuring and other	-	(278)		-	(8,105)
Adjusted net earnings	$39,123	$38,405	1.9%	$77,317	$75,029	3.0%

Diluted EPS (GAAP)	$0.92	$0.69	33.3%	$1.81	$0.99	82.8%
Restructuring and other, net of tax	-	0.17		-	0.70
Adjusted diluted EPS	$0.92	$0.87	5.7%	$1.81	$1.69	7.1%

We have included each of these non-GAAP measures in order to provide additional information regarding our underlying operating results and comparable period-over-period performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. These non-GAAP measures should not be considered in isolation. Rather, they should be considered together with GAAP measures and the rest of the information included in this release and our SEC filings. Management internally reviews each of these non-GAAP measures to evaluate performance on a comparative period-to-period basis and to gain additional insight into underlying operating and performance trends, and we believe the information can be beneficial to investors for the same purposes. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Note: Earnings per share calculations may not foot due to rounding differences.

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Sensient Technologies Corporation	Page 8
(In thousands, except per share amounts)
(Unaudited)

Results by Segment	Three Months Ended June 30,			Six Months Ended June 30,

Revenue	2018	2017	% Change	2018	2017	% Change

Flavors & Fragrances	$198,658	$185,556	7.1%	$387,004	$372,431	3.9%
Color	144,291	132,894	8.6%	291,451	266,960	9.2%
Asia Pacific	30,521	28,945	5.4%	60,788	58,581	3.8%
Intersegment elimination	(10,429)	(8,920)		(19,725)	(18,100)

Consolidated	$363,041	$338,475	7.3%	$719,518	$679,872	5.8%

Operating Income

Flavors & Fragrances	$24,001	$28,502	-15.8%	$49,328	$57,272	-13.9%
Color	31,133	29,072	7.1%	64,805	59,289	9.3%
Asia Pacific	4,634	3,820	21.3%	9,506	8,970	6.0%
Corporate & Other	(7,587)	(17,014)		(15,777)	(57,114)

Consolidated	$52,181	$44,380	17.6%	$107,862	$68,417	57.7%

The Company’s reportable segments consist of the Flavors & Fragrances, Color, and Asia Pacific segments.  The 2017 restructuring and other costs are reported in Corporate & Other.

Consolidated Condensed Balance Sheets June 30,	2018	2017

Cash and cash equivalents	$30,888	$26,016
Trade accounts receivable, net	277,301	216,197
Inventories	461,803	428,932
Other current assets	53,926	48,203
Assets Held for Sale	1,916	7,333
Total Current Assets	825,834	726,681

Goodwill & intangible assets (net)	418,089	408,205
Property, plant, and equipment (net)	488,825	480,006
Other assets	78,767	83,441

Total Assets	$1,811,515	$1,698,333

Trade accounts payable	$98,878	$93,018
Short-term debt	20,036	20,385
Other current liabilities	79,756	75,140
Total Current Liabilities	198,670	188,543

Long-term debt	732,762	586,940
Accrued employee and retiree benefits	21,926	21,059
Other liabilities	41,728	18,076
Shareholders' Equity	816,429	883,715

Total Liabilities and Shareholders' Equity	$1,811,515	$1,698,333

During the three months ended June 30, 2018, the Company amended its account receivable securitization program and the Company no longer accounts for the sale of trade receivables in accordance with Accounting Standard Codification (ASC) Topic 860, Transfers and Servicing.  As a result of this amendment, the Company's trade account receivables increased by $60 million and the Company's long-term debt increased by $60 million.

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Sensient Technologies Corporation	Page 9
(In thousands, except per share amounts)
(Unaudited)

Consolidated Statements of Cash Flows
Six Months Ended June 30,

	2018	2017
Cash flows from operating activities:
Net earnings	$77,317	$43,966
Adjustments to arrive at net cash provided by operating activities:
Depreciation and amortization	26,022	24,436
Stock-based compensation	1,783	4,252
Net loss on assets	259	328
Loss on divestiture of businesses	-	33,138
Deferred income taxes	9,933	(4,765)
Changes in operating assets and liabilities	(143,508)	(100,561)

Net cash (used in) provided by operating activities	(28,194)	794

Cash flows from investing activities:
Acquisition of property, plant and equipment	(24,000)	(19,666)
Cash receipts on sold receivables	91,142	59,286
Proceeds from sale of assets	283	5,305
Proceeds from divestiture of businesses	-	12,457
Acquisition of new businesses	(11,313)	-
Other investing activity	751	2,602

Net cash provided by investing activities	56,863	59,984

Cash flows from financing activities:
Proceeds from additional borrowings	107,857	139,820
Debt payments	(33,009)	(154,282)
Purchase of treasury stock	(72,704)	(26,743)
Dividends paid	(28,244)	(26,553)
Other financing activity	(2,779)	(1,047)

Net cash used in financing activities	(28,879)	(68,805)

Effect of exchange rate changes on cash and cash equivalents	1,754	8,178

Net increase in cash and cash equivalents	1,544	151
Cash and cash equivalents at beginning of period	29,344	25,865
Cash and cash equivalents at end of period	$30,888	$26,016

The Company adopted Accounting Standards Update (ASU) 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments, in the first quarter of 2018. This ASU requires that certain cash receipts received on securitized accounts receivable, which were previously reported as cash flows from operating activities, are reported as cash flows from investing activities. As a result, the Company has included $91 million and $59 million in net cash provided by investing activities for the first six months of 2018 and 2017, respectively.

Supplemental Information Six Months Ended June 30,	2018	2017

Dividends paid per share	$0.66	$0.60